Exhibit 34.2

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Management’s Assertion of Compliance, that the Agency and Trust division of Citibank, N.A. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the “Servicing Criteria”) for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student loan-backed securities issued on or after January 1, 2006, as listed in Appendix A of the accompanying Management’s Assertion of Compliance, for which the Company provides trustee and paying agent services (the “Platform”), except for servicing criteria 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2021. With respect to the Platform, Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to remittances. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria as of and for the twelve months ended December 31, 2021 is fairly stated, in all material respects.

Chicago, Illinois

February 23, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student loan-backed securities issued on or after January 1, 2006, as listed in Appendix A, for which the Company provides trustee and paying agent services (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d),to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform, except for the following servicing criteria: 1122(d)(l)(i)-1122(d)(l)(v), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to the Platform, Applicable Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Twelve months ended December 31,2021 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

•

The Company’s management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By:	/s/ Karen J.Montbach
Karen J.Montbach
Its:	Managing Director

Dated: February 23, 2022

Appendix A

Asset-backed Transactions and Securities Constituting the Platform

DEAL NAME

AMCAR 2016-2

AMCAR 2016-3

AMCAR 2017-2

AMCAR2017-3

AMCAR 2018-2

AMCAR 2018-3

AMCAR 2019-3

AMCAR 2020-1

AMCAR 2021-1

AMCAR 2021-2

DART 2019-2

EART 2021-1

EART 2021-3

EART 2021-4

HART 2016-B

HART 2017-A

HART 2017-B

HART 2018-A

HART 2018-B

HART 2019-A

HART 2019-B

HART 2020-A

HART 2020-B

HART 2020-C

HART 2021-A

HART 2021-B

HART 2021-C

HDMOT 2021-A

HDMOT 2021-B

SDART 2021-2

SDART 2021-3

SDART 2021-4

VALET 2018-1

VALT 2019-A

VALT 2020-A